Exhibit 4.5

Bottling Holdings Investments Luxembourg Commandite S.C.A.

Societe en Commandite par Actions

Registered office: L-1818 Howald, 2, rue des Jones

Numero: 792

CONSTITUTION DE SOCIETE DU 13 JUIN 2007.

In the year two thousand and seven, on the thirteenth day of June. Before Maitre Paul Decker, notary residing at Luxembourg-Eich. There appeared the following:

1) Bottling Holdings (Luxembourg) Commandite S.C.A., a societe en commandite par actions, incorporated in Luxembourg with registered office at L-1818 Howald, 2, rue des Jones, registered with the Luxembourg Register of Commerce and Companies under number B-73.349 represented by Me Tom LOESCH, lawyer, residing in Luxembourg, by virtue of a proxy given in Howald, on June 5th, 2007 (the “Limited Partner”), and

2) Bottling Holdings (Luxembourg) S.a r.l., a societe a responsabilite limitee, incorporated in Luxembourg with registered office at L-1818 Howald, 2, rue des Jones, registered with the Luxembourg Register of Commerce and Companies under number B-78.351 represented by Me Tom LOESCH, lawyer, residing in Luxembourg, by virtue of a proxy given in Howald, on June 5th, 2007 (the “Unlimited Partner”).

The above mentioned proxies, signed by all the appearing persons and the undersigned notary, will remain annexed to the present deed for the purpose of registration.

Such appearing parties, acting in the above stated capacities, have drawn up the following Articles of Association of a company which they declared organized among themselves:

CHAPTER I.- FORM, CORPORATE NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1. Form, Corporate name

There is hereby established among the subscribers and all those who may become owners of the shares hereafter created a company (the “Company”) in the form of a partnership limited by shares (“societe en commandite par actions”) which will be governed by the laws of the Grand Duchy of Luxembourg (the “Law”) and by the present articles of association (the “Articles of Association”).

The Company will exist under the corporate name of Bottling Holdings Investments Luxembourg Commandite S.C.A..

Article 2. Registered Office

The Company will have its registered office in the municipality of Hesperange.

The registered office may be transferred to any other place within the municipalty by a resolution of the Manager.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolution of the Manager.

In the event that in the view of the Manager extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with such office or between such office and persons abroad, it may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the laws of the Grand Duchy of Luxembourg. Such temporary measures will be taken and notified to any interested parties by one of the bodies or persons entrusted with the daily management of the Company.

Article 3. Objects

The objects of the Company are the direct and/or indirect financing of the companies and/or entities in which it holds a participation or which are members of its group; the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes or other securities of any kind of instrument and contracts thereon or relative thereto; and the ownership, administration, development and management of its portfolio holdings.

The Company may for such purposes:

–

in order to raise funds which it needs to carry out its activity within the frame of its object take up loans in any form whatsoever, accept any deposit from companies or entities in which it holds a participation or which are part of its group, and to issue debt instruments in any form whatsoever;

–

acquire by way of subscription, purchase, exchange or in any other manner any stock, shares and other participation, securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments representing ownership rights, claims or transferable securities issued by any public or private issuer whatsoever;

–	exercise all rights whatsoever attached to these securities and financial instruments;

–

grant any direct and/or indirect financial assistance whatsoever to the companies and/or enterprises in which it holds a participation or which are members of its group, in particular by granting loans, facilities, security interests over its assets or guarantees in any form and for any term whatsoever and provide them any advice and assistance in any form whatsoever; and

–	make deposits at banks or with other depositaries and invest it in any other manner;

The above enumeration is enunciate and is not limitative.

The Company may generally undertake transactions of any kind which would serve the objects of the Company directly or indirectly.

The Company may also set up branches or subsidiaries and wholly or partly transfer its business to such branches or affiliates.

Article 4. Duration

The Company is formed for an unlimited duration. The Company may at any time be dissolved by a resolution of the shareholders voting with the quorum and majority rules set by these Articles of Association or, as the case may be, by the law for any amendment of these Articles of Association.

CHAPTER II.- CAPITAL, SHARES

Article 5. Corporate Capital

The issued capital of the Company is set at thirty-one euro (EUR 31,000.-) divided into ten thousand (10,000) Class A shares (the “Class A Shares”), which shall be held by the Limited Partner and twenty-one thousand (21,000) Class B shares (the “Class B Shares”), which shall be held by the Unlimited Partner in representation of its unlimited partnership interest in the Company, having a nominal value of one Euro (EUR 1.-) each, all of which are fully paid up.

The rights and obligations attached to the shares of each class, as defined in the Articles of Association, shall be identical except to the extend otherwise provided by the law or by the Articles of Association.

In addition to the corporate capital, there may be set up a premium account into which any premium paid on any share in addition to its par value is transferred. The amount of the premium account may be used to provide for the payment of any shares which the Company may redeem from its shareholders, to offset any net realised losses, to make distributions to the shareholders or to allocate funds to the legal reserve.

Article 6. Form of Shares

The Class A Shares and Class B Share will be in the form of registered shares. A shareholders’ register, kept at the registered office of the Company, will contain the precise designation of each shareholder and the indication of the number and of the class of shares held, the indication of the payments made on the shares as well as the transfers of shares and the dates thereof.

Each shareholder will notify in writing the Company of its address and any change thereof. The Company will be entitled to rely on the last address thus communicated.

Ownership of the registered shares will result from the recordings in the shareholders’ register.

Any transfer of shares will be registered in the shareholders register, either in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code or by a declaration of transfer entered into the shareholders’ register, dated and signed by the transferor and the transferee or by their representative(s). Furthermore, the Company may accept and enter into the shareholders’ register any transfer referred to in any correspondence or other document showing the consent of the transferor and the transferee.

Certificates reflecting the recordings in the shareholders register will be delivered to the shareholders upon their written request. The Company may issue multiple share certificates.

Article 7. Increase and reduction of capital

The issued and/or authorized capital of the Company may be increased or reduced one or several times by a resolution of the shareholders voting with the quorum and majority rules set by these Articles of Association or, as the case may be, by the law for any amendment of these Articles of Association.

The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Manager shall determine the period within which the preferred subscription right shall be exercised. This period may not be less than thirty (30) days.

Notwithstanding the above, the general meeting, voting with the quorum and majority rules required for any amendment of the Articles of Association, may limit or withdraw the preferential subscription right or authorise the Manager to do so.

CHAPTER III.- MANAGEMENT, SUPERVISORY BOARD, INVESTOR ADVISORY COMMITTEE

Article 8. Management

The Company shall be managed by Bottling Holdings (Luxembourg) Sarl. (the “Manager”), in its capacity as sole Unlimited Partner and holder of all Class B Shares of the Company. The Manager may be removed and must then be immediately replaced by a resolution of the shareholders voting with a majority of the shares then in issue, but without a veto right of the Manager in its capacity as Unlimited Partner of the Company.

The other shareholders shall neither participate in nor interfere with the management of the Company.

Article 9. Powers of the Manager

The Manager is vested with the broadest powers to perform all acts necessary or useful for accomplishing the Company’s object. All powers not expressly reserved by law or by the Articles of Association to the general meeting of shareholders or to the Supervisory Board are in the competence of the Manager.

Article 10. Expenses Incurred by the Manager

The Manager shall be reimbursed for all other expenses whatsoever incurred by the Manager in relation with the management of the Company or the pursuit of the Company’s corporate objects.

Article 11. Liability of the Manager and of the shareholders

The Manager shall be jointly and severally liable with the Company for all liabilities of the Company, which cannot be met out of the Company’s assets.

The shareholders other than the Manager shall refrain from acting on behalf of the Company in any manner or capacity whatsoever other than exercising their rights as shareholders in general meetings or otherwise, and, consequently, they shall only be liable for payment to the Company up to the nominal value of each share in the Company owned by them.

Article 12. Delegation of Powers

The Manager may delegate the daily management of the Company and the representation of the Company within such daily management to one or more of its officers or employees or to other persons or delegate special powers or proxies, or entrust determined permanent or temporary functions to persons or agents chosen by it.

Article 13. Representation of the Company

The Company will be bound towards third parties by the sole signature of the Manager, acting through one or more duly authorised signatories, such as designated by the Manager at its sole discretion.

The Company will be also bound towards third parties by the single signature of each of the persons to whom the daily management of the Company has been delegated, within such daily management, or by the joint signatures or single signature of any persons to whom such signatory power has been delegated by the Manager, within the limits of such power.

Article 14. Dissolution-Incapacity of the Manager

In case of dissolution or legal incapacity of the Manager or where for any other reason it is impossible for the Manager to act, the Company will not be dissolved.

In that event the Supervisory Board shall designate one or more administrators, who need not be shareholders, until such time as the general meeting of shareholders shall convene for purposes of appointing a new Manager.

Within fifteen (15) days of their appointment, the administrator(s) shall convene the general meeting of shareholders in the way provided for by the Articles of Association.

The administrators’ duties consist in performing urgent acts and acts of ordinary administration until such time as the general meeting of shareholders shall convene.

The administrators are responsible only for the execution of their mandate.

Article 15. Supervisory Board

The business of the Company and its financial situation, including more in particular its books and accounts, shall be reviewed by a Supervisory Board composed of not less than three (3) members, who need not be shareholders.

The members of the Supervisory Board will be elected by the shareholders, who will determine their number, for a period not exceeding six (6) years, and they will hold office until their successors are elected. They are re-eligible and they may be removed at any time, with or without cause, by a resolution adopted by the shareholders.

In the event of the total number of members of the Supervisory Board falling below one half ( 1/2), the Manager shall forthwith convene a shareholders’ meeting in order to fill such vacancies.

If one or more members of the Supervisory Board are temporarily prevented from attending meetings of the said Supervisory Board, the remaining members may appoint a person chosen from within the shareholders to provisionally replace them until they are able to resume their functions.

The remuneration of the members of the Supervisory Board shall be set by the shareholders.

Article 16. Meetings of the Supervisory Board

The Supervisory Board will appoint from among its members a chairman (the “Chairman”). It may also appoint a secretary, who need not be a member of the Supervisory Board, who will be responsible for keeping the minutes of the meetings of the Supervisory Board (the “Secretary”).

The Supervisory Board will meet upon call by the Chairman. A meeting of the Supervisory Board must be convened if any two (2) members so require. The Chairman will preside at all meetings of the Supervisory Board, except that in his absence the Supervisory Board may appoint another member of the Supervisory Board as chairman pro tempore by vote of the majority present at such meeting.

Except in cases of urgency or with the prior consent of all those entitled to attend, at least one (1) week’s notice of Supervisory Board meetings shall be given in writing, by fax or by telegram. Any such notice shall specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted. The notice may be waived by the consent in writing, by fax or by telegram of each member of the Supervisory Board. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Supervisory Board.

Every Supervisory Board meeting shall be held in Luxembourg or such other place as the Supervisory Board may from time to time determine. Any member of the Supervisory Board may act at any meeting of the Supervisory Board by appointing another member of the Supervisory Board as his proxy.

A quorum of the Supervisory Board shall be the presence or the representation of a majority of the members of the Supervisory Board holding office. Decisions will be taken by a majority of the votes of the members of the Supervisory Board present or represented at such meeting. One or more members of the Supervisory Board may participate in a meeting by means of a conference call or by any similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other. Such participation shall be deemed equal to a physical presence at the meeting.

In case of urgency, a written decision, signed by all the members of the Supervisory Board, is proper and valid as though it had been adopted at a meeting of the Supervisory Board which was duly convened and held. Such a decision can be documented in a single document or in several separate documents having the same content and each of them signed by one or several members of the Supervisory Board.

Article 17. Minutes of meetings of the Supervisory Board

The minutes of any meeting of the Supervisory Board will be signed by the Chairman of the meeting. Any proxies will remain attached thereto.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairman and by the Secretary (if any) or by any two (2) members of the Supervisory Board.

CHAPTER IV.- MEETING OF SHAREHOLDERS

Article 18. Powers of the Meeting of Shareholders

Any regularly constituted meeting of shareholders of the Company represents the entire body of shareholders.

It shall neither carry out nor ratify acts which involve the Company vis-a-vis third parties nor resolve to amend these Articles of Association without the Manager’s consent. For instance, it shall neither dismiss the Manager nor appoint another manager unless the Manager consents thereto.

Article 19. Annual General Meeting

The annual general meeting of the shareholders will be held at the registered office of the Company or at such other place as may be specified in the notice convening the meeting, on the 1st day of June at 11 am.

If such day is a public holiday, the meeting will be held on the next following business day.

Article 20. Other General Meetings

The Manager or the Supervisory Board may convene other general meetings. Such meetings must be convened if shareholders representing at least one tenth ( 1/10) of the Company’s capital so require.

Shareholders’ meetings, including the annual general meeting, may be held abroad if, in the judgement of the Manager, which is final, circumstances of force majeure so require.

Article 21. Notice of General Meetings

Shareholders will meet upon call by the Manager or the Supervisory Board made in compliance with Luxembourg law. The notice sent to the shareholders in accordance with the law will specify the time and place of the meeting as well as the agenda and the nature of the business to be transacted.

If all the shareholders are present or represented at a shareholders’ meeting and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Article 22. Attendance—Representation

All shareholders are entitled to attend and speak at all general meetings.

A shareholder may act at any general meeting of shareholders by appointing in writing (letter or fax) as his proxy another person who need not be a shareholder himself. The Manager may determine any other conditions that must be fulfilled in order to take part in a shareholders’ meeting.

Any company or other legal entity being a shareholder may execute a form of proxy under the hand of a duly authorised officer, or may authorise in writing, by fax or by telegram such person as it thinks fit to act as its representative at any general meeting, subject to the production of such evidence of authority as the Manager may require.

The Manager may determine the form of proxy and may request that the proxies be deposited at the place indicated by the Manager at least five (5) days prior to the date set for the meeting. The Manager may determine any other conditions that must be fulfilled in order to take part in a shareholders’ meeting.

The co-proprietors, the usufructuaries and bare-owners of shares, the creditors and debtors of pledged shares must appoint one sole person to represent them at the general meeting.

Article 23. Proceedings

The general meeting shall be presided by the Manager or by a person designated by the Manager.

The chairman of the general meeting shall appoint a secretary.

The general meeting of shareholders shall elect by simple majority one (1) scrutineer to be chosen from the shareholders present or represented.

They together form the board of the general meeting.

Article 24. Adjournment

The Manager may forthwith adjourn any general meeting by four (4) weeks.

He must adjourn it if so required by shareholders representing at least one fifth ( 1/5) of the Company’s capital.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned general meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

Article 25. Vote

An attendance list indicating the name of the shareholders and the number of shares for which they vote is signed by each one of them or by their proxy prior to the opening of the proceedings.

The general meeting may deliberate and vote only on the items comprised in the agenda.

Each share entitles to one (1) vote.

Voting takes place by a show of hands or by a roll call, unless the general meeting resolves by a simple majority vote to adopt another voting procedure.

At any general meeting other than an extraordinary general meeting convened for the purpose of amending the Company’s articles or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Association, resolutions shall be adopted, irrespective of the number of shares represented, by a simple majority of votes cast. Save as otherwise stated herein, no resolution may be adopted without the consent of the Manager.

Article 26. Extraordinary General Meetings

At any extraordinary general meeting convened in accordance with the law for amending the Company’s Articles of Association or voting on resolutions whose adoption is subject to the quorum and majority requirements of an amendment to the Articles of Association, the quorum shall be at least one half ( 1/2) of all the shares issued and outstanding. If the said quorum is not present, a second meeting may be convened at which there shall be no quorum requirement. In order for the proposed amendment to be adopted, and save as otherwise provided by Law, a two-third ( 2/3) majority of the votes of the shareholders present or represented is required at any such general meeting. Save as otherwise stated herein, no resolution may be adopted without the consent of the Manager.

Article 27. Minutes

The minutes of the general meeting of shareholders shall be signed by the chairman of the meeting, the secretary of the meeting and the scrutineer of the meeting.

Copies or extracts of these minutes to be produced in judicial proceedings or otherwise shall be signed by the Manager and by any member of the Supervisory Board.

CHAPTER V.- FINANCIAL YEAR, DISTRIBUTION OF EARNINGS

Article 28. Financial Year

The Company’s financial year begins on the first day of January in each year and ends on the last day of December in the following year.

Article 29. Adoption of financial statements

The Manager shall prepare, for approval by the shareholders, annual accounts in accordance with the requirements of Luxembourg law and accounting practice.

Article 30. Appropriation of Profits

From the annual net profits of the Company at least five per cent (5%) shall each year be allocated to the reserve required by law (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as such Legal Reserve amounts to ten per cent (10%) of the subscribed capital of the Company (the “Legal Reserve Amount”). After the allocations to the Legal Reserve, the general meeting of shareholders shall determine how the remainder of the annual net profits, will be disposed of. Subject to the conditions fixed by law and in compliance with the foregoing provisions, the Manager may pay out an advance payment on dividends to the holders of Class A Shares and the holders of Class B Shares. The Manager fixes the amount and the date of payment of any such advance payment.

CHAPTER VI.- DISSOLUTION, LIQUIDATION

Article 31. Dissolution, Liquidation

The Company may be dissolved prior to the term provided in article 4 hereof by a decision of the general meeting of shareholders voting with a majority of two thirds ( 2/3) of the shares then in issue, unless otherwise provided by law.

Should the Company be dissolved, the liquidation will be carried out by the Manager or such other person (who may be physical persons or legal entities) proposed by the Manager and appointed by a general meeting of shareholders who will determine their powers and their compensation.

After payment of all debts of and charges against the Company and of the expenses of the liquidation, the net liquidation proceeds shall be distributed to the holders of Class A Shares and the holders of the Class B Shares in conformity with the Law and these Articles of Association.

CHAPTER VII.- APPLICABLE LAW

Article 32. Applicable Law

All matters not governed by the Articles of Association shall be determined in accordance with the law of August 10, 1915 on commercial companies, as amended.

Subscription and payment

The Articles of Association of the Company having thus been drawn up by the appearing parties, these parties have subscribed for the number of shares and have paid in cash the amounts mentioned hereafter:

Shareholders	subscribed and paid-in capital	number and Class of shares
1) Bottling Holdings (Luxembourg) Commandite S.C.A.	EUR 10,000,-	10,000 Class A Shares
2) Bottling Holdings (Luxembourg) S.a.r.l.	EUR 21,000,-	21,000 Class B Shares

Total:	EUR 31,000.-

Proof of all such payments has been given to the undersigned notary who states that the conditions provided for in articles 26 and 103 of the law of August 10th, 1915 on commercial companies, as amended, have been observed.

Expenses

The expenses, costs, fees and charges of any kind whatsoever which will have to be borne by the Company as a result of the execution of this deed are estimated at approximately EUR 2,700.-

Transitory Provisions

The first financial year will begin on the date of formation of the Company and will end on the last day of December 2007. The first annual general meeting will thus be held in the year 2008.

EXTRAORDINARY GENERAL MEETING

The above-named parties, representing the entire subscribed capital and considering themselves as duly convened, have immediately proceeded to hold an extraordinary general meeting.

Having first verified that the meeting was regularly constituted, they have passed the following resolutions, each time unanimously:

1. RESOLVED to set the number of members of the Supervisory Board at three (3) and to appoint for a term of office expiring at the annual general meeting of shareholders of the Company which will approve the annual accounts as at the 31st of December 2009, the following as Supervisory Board members:

•	Mr Bernard Escoyez, director, residing at Rue de la Sarte, 1, B-1325 Dion-Le-Mont, Belgium

•	Mr Herman Schurmans, director, residing at Zwaluwelaan, 13, B-3110 Rotselaar, Belgium

•	Mr Michel Looyens, director, residing at Amerikalei, 206 B 6, B-2000 Antwerpen, Belgium,

2. RESOLVED to set the Company’s registered office at L-1818 Howald, 2, rue des Jones, Grand Duchy of Luxembourg,

3. RESOLVED to appoint as external auditors of the Company, for a period ending at the annual general meeting which will approve the annual accounts as at the 31st of December 2009:

•

Ernst & Young, a public limited company (“societe anonyme”), governed by the Laws of Luxembourg, having its registered office at 7, Parc d’Activites Syrdall. L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under the number B-47.771.

Whereof the present deed was drawn up in Luxembourg, on the day named at the beginning of this document.

The undersigned notary who understands und speaks English, states herewith that on request of the above appearing persons, the present deed is worded in English followed by a French version; on request of the same persons and in case of divergences between the English and the French text, the English text will prevail.

The document having been read to the persons appearing, who are known to the notary by their surname, first name, civil status and residence, the said persons signed together with us notary this original deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE :

L’an deux mille sept, le treizieme jour du mois de juin.

Pardevant Maitre Paul Decker, notaire, de residence a Luxembourg-Eich. Ont comparu:

1) Bottling Holdings (Luxembourg) Commandite S.C.A., une societe en commandite par actions, constitute a Luxembourg, inscrite au Registre de Commerce et des Societes de Luxembourg sous le numero B-73.349 ayant son siege social a L-1818 Howald, 2 rue des Jones (l’«Associe Commanditaire») representee par Maitre Tom LOESCH, avocat, demeurant a Luxembourg,en vertu d’une procuration donnee a Howald, le 5 juin 2007 et

2) Bottling Holdings (Luxembourg) S.a.r. l., une societe a responsabilite limitee, constitute a Luxembourg, inscrite au Registre de Commerce et des Societes de Luxembourg sous le numero B-78.351 ayant son siege social a L-1818 Howald, 2 rue des Jones (l’«Associe Commandite») representee par Maitre Tom LOESCH, avocat, demeurant a Luxembourg, en vertu d’une procuration donnee a Howald, le 5 juin 2007.

Lesdites procurations, signees par les comparants et le notaire instrumentant, resteront annexees au present acte aux fins d’enregistrement. Lesquels comparants agissant en leur qualite ci-dessus mentionnee ont arrete ainsi qu’il suit les statuts d’une societe qu’ils declarent constituer entre eux:

CHAPITRE ler.- FORME, DENOMINATION, SIEGE, OBJET, DUREE

Article ler. Forme, Raison sociale

II est forme par les presentes entre les souscripteurs, et tous ceux qui deviendront proprietaires d’actions a la suite de sa constitution d’une societe (la «Societe») sous la forme d’une societe en commandite par actions, regie par les lois du Grand-Duche de Luxembourg (la «Loi») et par les presents statuts (les «Statuts»),

La Societe adopte la denomination Bottling Holdings Investments Luxembourg Commandite S.C.A..

Article 2. Siege social

Le siege social est etabli a dans la commune d’Hesperange.

Le siege social peut etre transfere a tout autre endroit de la commune par decision du Gerant.

Des succursales ou autres bureaux peuvent etre etablis, soit au Grand-Duche de Luxembourg, soit a l’etranger, par une decision du Gerant.

Si le Gerant estime que des evenements extraordinaires d’ordre politique, economique ou social compromettent l’activite normale de la Societe a son siege social ou la communication aisee avec ce siege ou entre ce siege et l’etranger ou que de tels evenements sont imminents, le siege social pourra etre transfere temporairement a l’etranger jusqu’a la cessation complete de ces circonstances anormales. Ces mesures provisoires n’auront aucun effet sur la nationalite de la Societe, laquelle, nonobstant ce transfert provisoire du siege, restera regie par la loi luxembourgeoise. Ces mesures provisoires seront prises et portees a la connaissance de tout interesse une des entites ou des personnes chargees de la gestion quotidienne de la Societe.

Article 3. Objet

La Societe a pour objet social le financement direct et/ou indirect des societes et/ou des entites dans lesquelles elle detient ou qui font partie de son groupe; l’acquisition par achat, souscription ou de quelque autre maniere, ainsi que la cession par la vente, l’echange ou autrement des actions, obligations, bons de caisse, effets ou autres valeurs mobilieres issues d’instruments ou de contrats y afferant; la detention, l’administration, la mise en valeur et la gestion de ses portefeuilles de participations.

La Societe peut dans ces buts :

–

souscrire des prets sous quelque forme que ce soit, accepter des depots en provenance de societes ou entites dans lesquelles elle detient une participation ou qui font partie de son groupe et d’emettre des titres de creance sous quelque forme que ce soit en vue de reunir les fonds necessaires a l’accomplissement de ses activites dans le cadre de ses objets sociaux;

–	acquerir par voie de souscription, d’achat, d’echange ou autrement, des actions, des parts et autres titres de participations, des valeurs mobilieres, des obligations, bons de caisse, des certificats de depots et autres titres de creances et plus generalement, tous titres et autres instruments financiers representatifs de droits de propriete, de creances ou de valeurs mobilieres emis par tous emetteurs publics ou prives quels qu’ils soient;

–	exercer tous les droits, de quelque nature qu’ils soient attaches, a ces titres et instruments financiers;

–

accorder toute assistance financiere directe et/ou indirecte, quelles qu’elles soient aux entreprises dans lesquelles elle detient une participation ou qui font partie de son groupe, notamment par voie de prets, d’avances ou de garanties sous quelle forme et pour quelque duree que ce soit et leur fournir conseil de surete et assistance sous quelque forme que ce soit;

–	faire des depots aupres de banques ou d’autres depositaires et de les investir de quelque maniere que ce soit;

L’enumeration ci-dessus est indicative et n’est done pas exhaustive.

La Societe peut de maniere generate accomplir des transactions de toute sorte que ce soit se rapportant directement ou indirectement a l’objet social de la Societe. La Societe peut egalement etablir des succursales ou des filiales et ceder tout ou partie de son activite a ces succursales ou filiales.

Article 4. Duree

La Societe est constitute pour une duree illimitee. La Societe peut a tout moment etre dissolue par une resolution des actionnaires adoptee aux conditions de quorum et de majorite prevues par les presents Statuts ou, le cas echeant, par la loi pour toute modification des Statuts.

CHAPITRE II. CAPITAL, ACTIONS

Article 5. Capital social

Le capital emis est fixe a trente-et-un mille euros (EUR 31.000,-) represente par dix mille (10,000) actions de categorie A (les «Actions de Categorie A»), qui doivent etre detenues par l’Associe-Commanditaire et vingt et un mille (21,000) actions de categorie B (les «Actions de Categoric B») qui doivent etre detenues par l’Associe-Commandite, en representation de son engagement indefini dans la Societe. Chaque action a une valeur nominale de un euro (EUR 1,-) et chaque action est entierement liberee.

Les droits et obligations inherents aux actions de chaque categorie telles que definies par les Statuts seront identiques sauf stipulation contraire de la loi ou des Statuts.

En plus du capital social, un compte de prime d’emission peut etre etabli auquel seront transferees toutes les primes d’emission payees sur les actions en plus de la valeur nominale. L’avoir de ce compte de prime d’emission peut etre utilise pour regler le prix de rachat d’actions que la Societe a rachete a ses actionnaires, pour compenser des pertes nettes realisees, pour distribuer des dividendes aux actionnaires ou pour affecter des fonds a la reserve legale.

Article 6. Actions

Les actions de categorie A et les actions de categorie B seront nominatives. Un registre des actionnaires sera tenu au siege social de la Societe et contiendra la designation precise de chaque actionnaire et l’indication du nombre et de la categorie de ses actions, l’indication des paiements effectues sur ses actions ainsi que les cessions d’actions avec leur date.

Chaque actionnaire notifiera par ecrit son adresse et tout changement de celle-ci a la Societe. La Societe sera en droit de se fier pour toutes fins a la derniere adresse communiquee.

Toule cession d’actions sera inscrite dans le registre des actionnaires par une declaration de cession, datee et signee par le cedant et le cessionnaire ou par leur(s) fonde(s) de pouvoir ainsi que suivant les regles sur le transport des creances etablies par l’article 1690 du Code civil luxembourgeois sur le transport des creances. De plus, la Societe peut accepter et inscrire dans le registre des actionnaires toute cession mentionnee dans toute correspondance ou autre document etablissant l’accord du cessionnaire et du cedant.

Des certificats reiletant les inscriptions dans le registre des actionnaires seront delivres aux actionnaires sur demande ecrite. La Societe peut emettre des certificats d’actions nominatives multiples.

Article 7. Augmentation et reduction du capital social

Le capital emis et/ou autorise de la Societe peut etre augmente ou reduit, en une ou en plusieurs fois, par une resolution des actionnaires adoptee aux conditions de quorum et de majorite exigees par ces Statuts ou, le cas echeant, par la loi pour toute modification des Statuts.

Les nouvelles actions a souscrire par apport en numeraire seront offertes par preference aux actionnaires existants, proportionnellement a la part du capital qu’ils detiennent. Le Gerant fixera le delai pendant lequel le droit preferentiel de souscription devra etre exerce. Ce delai ne pourra pas etre inferieur a trente (30) jours.

Par derogation a ce qui precede, l’assemblee generale, deliberant aux conditions de quorum et de majorite exigees pour toute modification des Statuts, peut limiter ou supprimer le droit preferentiel de souscription ou autoriser le Gerant a le faire.

CHAPITRE III. GERANT(S), COMMISSAIRES AUX COMPTES

Article 8. Gestion

La Societe sera geree par Bottling Holdings (Luxembourg) S.a r.l. (le «Gerant») en sa qualite d’Associe Commandite unique et detenteur d’Actions de Categorie B de la Societe. Le Gerant peut etre revoque et doit etre immediatement remplace par resolution de l’assemblee generale des actionnaires deliberant aux conditions de quorum et de majorite des actions emises mais sans induire le droit de vote du Gerant en sa qualite d’Associe Commandite de la Societe.

Les autres actionnaires ne participeront ni n’interfereront dans la gestion de la Societe.

Article 9. Pouvoirs du Gerant

Le Gerant a les pouvoirs les plus etendus pour accomplir tous les actes necessaires ou utiles a la realisation de l’objet social de la Societe. Tous les pouvoirs qui ne sont pas reserves expressement par les Statuts ou par la Loi a l’assemblee generale des actionnaires ou au Conseil de Surveillance relevent de la competence du Gerant.

Article 10. Depenses du Gerant

Le Gerant peut etre rembourse pour les depenses de toute sorte engagees par le Gerant en rapport avec la gestion de la Societe ou la poursuite des objets sociaux de la Societe.

Article 11. Responsabilite du Gerant et ou des actionnaires

Le Gerant est responsable conjointement et solidairement avec la Societe de toutes les dertes de la Societe qui ne peuvent pas etre couvertes par l’actif social de la Societe.

Les actionnaires autres que le Gerant doivent s’abstenir d’agir au nom de la Societe de quelque maniere ou en quelque qualite que ce soit, sauf pour ce qui est de l’exercice de leurs droits en tant qu’actionnaires aux assemblies generates ou autrement, et par consequent, ils ne seront responsables que de la liberation envers la Societe de la valeur nominale de chaque action de la Societe qu’ils possedent.

Article 12. Delegation de pouvoirs

Le Gerant peut deleguer la gestion journaliere de la Societe ainsi que la representation de la Societe en ce qui concerne cette gestion a un ou plus de ses membres du bureau ou a une de ses employes ou a toute autre personne ou conferer des pouvoirs ou mandats speciaux ou des fonctions precises permanenles ou temporaires a des personnes, ou comites de leur choix.

Article 13. Representation de la Societe

Vis-a-vis des tiers, la Societe sera engagee par la signature individuelle du Gerant agissant par l’intermediaire d’un ou de plusieurs signataires dument nommes discretionnairement par le Gerant.

Vis-a-vis des tiers, la Societe sera egalement engagee par la signature individuelle de toute personne a qui la gestion journaliere de la Societe aura ete deleguee, dans le cadre de cette gestion journaliere, ou par la signature conjointe ou par la signature individuelle de toute personne a qui un tel pouvoir de signature aura ete delegue par le Gerant, mais dans les limites de ce pouvoir.

Article 14. Dissolution—Incapacite du Gerant

En cas de dissolution ou d’incapacite legale du Gerant ou si pour toute autre raison un Gerant est empeche d’agir, la Societe ne sera pas dissoute.

Dans ce cas, le Conseil de Surveillance nommera un ou plusieurs administrateurs, actionnaires ou non, qui resteront en fonctions jusqu’a la reunion de l’assemblee generale des actionnaires en vue de designer un nouveau Gerant.

Le ou les administrateur(s) devront convoquer l’assemblee generale des actionnaires dans un delai de quinze (15) jours a partir de leur nomination et dans les formes prevues par les Statuts.

Les administrateurs devront accomplir les actes urgents et les actes de simple administration jusqu’a la reunion de l’assemblee generale des actionnaires.

Les administrateurs sont responsables uniquement de l’execution de leur mandat.

Article 15. Conseil de Surveillance

Les affaires de la Societe et sa situation financiere, en particulier ses documents comptables, seront controles par un Conseil de Surveillance compose d’au moins trois (3) membres, actionnaires ou non.

Les membres du Conseil de Surveillance seront elus par les actionnaires, qui determineront leur nombre, pour une periode ne depassant pas six (6) ans, et ils resteront en fonction jusqu’a la nomination de leurs successeurs. Ils sont reeligibles et ils peuvent etre revoques a tout moment, avec ou sans motif, par une resolution adoptee par l’assemblee generale des actionnaires.

Au cas ou le nombre total des membres du Conseil de Surveillance sera reduit de moitie ( 1/2) de maniere permanente, le Gerant convoquera immediatement une assemblee des actionnaires afin de pourvoir au remplacement.

Si un ou plusieurs membres du Conseil de Surveillance sont temporairement empeches d’assister aux reunions du Conseil, les autres membres peuvent choisir une personne parmi les actionnaires afin de les remplacer provisoirement jusqu’a ce qu’ils puissent reprendre leurs fonctions.

La remuneration des membres du Conseil de Surveillance sera determinee par l’assemblee generale des actionnaires.

Article 16. Reunions du Conseil de Surveillance

Le Conseil de Surveillance pourra choisir parmi ses membres un president (le «President»). Il pourra egalement choisir un secretaire membre ou non du Conseil de Surveillance qui sera responsable de la tenue des proces-verbaux des reunions du Conseil de Surveillance (le «Secretaire»).

Le Conseil de Surveillance se reunira sur convocation du President. Une reunion du Conseil de Surveillance doit etre convoquee si deux (2) de ses membres le demandent.

Le President presidera toutes les reunions du Conseil de Surveillance, mais en son absence le Conseil de Surveillance designera un autre membre du Conseil de Surveillance comme president pro tempore a la majorite des membres presents a la reunion.

Sauf en cas d’urgence ou avec l’accord ecrit prealable de tous ceux qui ont le droit d’y assister, une convocation de toute reunion du Conseil de Surveillance devra etre transmise, une (1) semaine au moins avant la date prevue pour la reunion par ecrit, fax ou telegramme. La convocation indiquera la date, l’heure et le lieu de la reunion ainsi que l’ordre du jour et la nature des affaires a trailer. Il pourra etre passe outre cette convocation avec l’accord ecrit de chaque membre du Conseil de Surveillance, transmis par ecrit, fax ou telegramme. Aucune convocation speciale ne sera requise pour les reunions se tenant a une date et a un endroit determines dans une resolution prealablement adoptee par le Conseil de Surveillance.

Toute reunion du Conseil de Surveillance se tiendra a Luxembourg ou a tout autre endroit que le Conseil de Surveillance choisira de temps a autre. Tout membre du Conseil de Surveillance pourra se faire representer aux reunions du Conseil de Surveillance en designant par ecrit un autre membre du Conseil de Surveillance comme son mandataire.

Le Conseil de Surveillance ne pourra deliberer et agir valablement que si la majorite des membres en fonction est presente. Les resolutions seront prises a la majorite des voix des membres du Conseil de Surveillance presents ou represented lors de la reunion.

Un ou plusieurs membres du Conseil de Surveillance peuvent participer a une reunion par conference telephonique ou par tout autre moyen de communication similaire permettant a plusieurs personnes y participant de communiquer simultanement l’une avec l’autre. Une telle participation sera considered equivalente a une presence physique a la reunion.

En cas d’urgence une resolution ecrite signee par tous les membres du Conseil de Surveillance est reguliere et valable comme si elle avait ete adoptee a une reunion du Conseil de Surveillance dument convoquee et tenue. Une telle decision pourra etre consignee dans un seul ou dans plusieurs ecrits separes ayant le meme contenu et signes par un ou plusieurs membres du Conseil de Surveillance.

Article 17. Proces-verbaux des reunions du Conseil de Surveillance

Les proces-verbaux de toute reunion du Conseil de Surveillance seront signes par le President de la reunion. Les procurations y resteront annexees.

Les copies ou extraits de ces proces-verbaux destines a servir en justice ou ailleurs seront signes par le President ou par le Secretaire (s’il y en a) ou par deux (2) des membres du Conseil de Surveillance.

CHAPITRE IV. ASSEMBLEE DES ACTIONNAIRES

Article 18. Pouvoirs de L’Assemblee Generate des Actionnaires

Toute assemblee generale des actionnaires de la Societe regulierement constitute represente l’ensemble des actionnaires.

L’assemble generale ne devra ni executer ni ratifier les actes qui engagent la Societe vis-a-vis des tiers ni decider de modifier les presents Statuts sans le consentement du Gerant. Elle ne devra par exemple ni revoquer le Gerant ni nommer un autre gerant a moins que le Gerant n’y consente.

Article 19. Assemblee Generate Annuelle

L’assemblee generale annuelle se reunit au siege social de la Societe ou a lout autre endroit indique dans les convocations a l’assemblee, le premier jour de juin, a onze heures.

Si ce jour est un jour ferie legal. l’assemblee se tiendra le premier jour ouvnible suivant.

Article 20. Autres Assemblees Generales

Le Gerant, ou le Conseil de Surveillance peuvent convoquer d’autres assemblees generales. De telles assemblees doivent etre convoquees si des actionnaires representant au moins un dixieme ( 1/10) du capital social le demandent.

Les assemblees generales des actionnaires, y compris l’assemblee generale annuelle, peuvent se tenir a l’etranger chaque fois que des circonstances de force majeure, appreciees souverainement par le Gerant, le requierent.

Article 21. Convocation des Assemblees Generales

Les actionnaires se reunissent s’ils sont appeles a le faire par le Gerant ou par le Conseil de Surveillance conformement au droit luxembourgeois. La convocation envoyee aux actionnaires indiquera l’heure et le lieu de l’assemblee generale ainsi que l’ordre du jour et la nature des affaires a traiter.

Si tous les actionnaires sont presents ou representes et declarent avoir eu connaissance de l’ordre du jour de l’assemblee, celle-ci peut se tenir sans convocation prealable.

Article 22. Presence—Representation

Tous les actionnaires ont le droit de participer et de prendre la parole aux assemblees generales.

Tout actionnaire peut prendre part aux assemblees des actionnaires en designant par ecrit (lettre ou fax), en tant que mandataire, une autre personne, actionnaire ou non. Le Gerant peut determiner toute autre condition qui devra etre remplie en vue de la participation aux assemblees.

Toute societe ou toute autre personne morale actionnaire, peut donner procuration par l’intermediaire d’une personne dument habilitee ou peut autoriser par ecrit, ou par fax ou par telegramme, cette personne qu’il estime apte a agir comme son representant a une assemblee generale, a condition de fournir toute preuve de pouvoirs de representation que le Gerant pourrait exiger.

Le Gerant peut arreter la forme de la procuration et peut exiger que les procurations soient deposees au lieu indique par le Gerant au moins cinq (5) jours avant la date fixee pour l’assemblee.

Le Gerant peut arreter la forme de la procuration et il peut exiger que les procurations soient deposees au lieu indique par eux cinq (5) jours au moins avant la date fixee pour l’assemblee,

Le Gerant peul determiner toute autre condition qui devra etre remplie en vue de la participation aux assemblies generates des actionnaires.

Les coproprietaires, les usufruitiers et les nu-proprietaires d’actions, les crcanciers gagistes et donneurs de gage sur actions doivent designer une seule personne pour les representer a l’assemblee generale.

Article 23. Procedure

L’assemblee generale sera presidee par le Gerant ou par une personne nominee par le Gerant.

Le President de l’assemblee generale designe un secretaire.

L’assemblee generale des actionnaires elit a la majorite simple un (1) scrutateur parmi les actionnaires presents ou representes.

Ensemble, ils forment le bureau de l’assemblee generale.

Article 24. Prorogation

Le Gerant peut proroger toute assemblee generale de quatre (4) semaines. Ils doivent le faire sur la demande d’actionnaires representant au moins un cinquieme ( 1/5) du capital de la Societe.

Cette prorogation annule automatiquement toute decision deja prise.

L’assemblee generale prorogee a le meme ordre du jour que la premiere assemblee. Les actions et les procurations deposees regulierement en vue de la premiere assemblee restent valablement deposees pour la deuxieme assemblee.

Article 25. Vote

Une liste de presence indiquant les noms des actionnaires et le nombre des actions pour lequel ils prennent part au vote est signee par chaque actionnaire ou par leurs mandataires avant l’ouverture des debats.

L’assemblee generale peut deliberer et voter uniquement sur les points figurant a l’ordre du jour.

Chaque action dorme droit a une (1) voix.

Le vote se fait a main levee ou par un appel nominal, sauf si l’assemblee generale decide d’adopter une autre procedure de vote.

Lors de toute assemblee generale des actionnaires, autre qu’une assemblee generale extraordinaire convoquee en vue de la modification des Statuts de la Societe ou du vote de resolutions dont l’adoption est soumise aux conditions de quorum et de majorite exigees pour toute modification des Statuts, les resolutions seront adoptees a la majorite simple sans consideration du nombre d’actions representees. Sauf disposition contraire des Statuts, aucune resolution ne peut etre adoptee sans l’accord du Gerant.

Article 26. Assemblies Generales Extraordinaires

Lors de toute assemblee generale extraordinaire des actionnaires convoquee conformement avec la Loi en vue de la modification des Statuts de la Societe ou du vote de resolutions dont l’adoption est soumise aux conditions de quorum et de majorite exigees pour toute modification des Statuts, le quorum sera d’au moins la moitie ( 1/2) de toutes les actions emises. Si ce quorum n’est pas atteint, une deuxieme assemblee pourra etre convoquee a laquelle aucun quorum ne sera requis.

Pour que les resolutions proposees soient adoptees et sauf disposition contraire de la Loi, une majorite de deux tiers ( 2/3) des votes des actionnaires presents ou representes est requise a ces assemblies. Sauf disposition contraire des Statuts, aucune resolution ne peut etre adopted sans l’accord du Gerant.

Article 27. Proces-verbaux

Les proces-verbaux des assemblies generales des actionnaires sont signes par le president de l‘assemblee, le secretaire de l’assemblee et le scrutateur de l’assemblee.

Les copies ou extraits de ces proces-verbaux a produire en justice ou ailleurs doivent etre signes par le Gerant ou par tout membre du Conseil de Surveillance.

CHAPITRE V. ANNEE SOCIALE, REPARTITION DES BENEFICES

Article 28. Annee sociale

L’annee sociale de la Societe commence le premier jour de Janvier de chaque annee et finit le dernier jour de decembre de l’annee suivante.

Article 29. Approbation des comptes annuels

Le Gerant prepare les comptes annuels, pour approbation par les actionnaires, conformement aux dispositions de la loi et de la pratique comptable luxembourgeoises.

Article 30. Repartition des benefices

Sur les benefices nets de la Societe il sera preleve cinq pour cent (5%) pour la formation d’un fonds de reserve legale (la «Reserve Legale»). Ce prelevement cesse d’etre obligatoire lorsque et aussi longtemps que la Reserve Legale atteindra dix pour cent (10%) du capital souscrit de la Societe (le «Montant de la Reserve Legale»). Apres l’affectation a la Reserve Legale, l’assemblee generale des actionnaires decide de la repartition du solde des benefices annuels nets.

Le Gerant peut proceder a un versement d’acomptes sur dividendes aux actionnaires de Categorie A et aux actionnaires de Categorie B aux conditions fixees par la Loi et conformement aux dispositions qui precedent. Le Gerant determine le montant ainsi que la date de paiemenfde ces acomptes.

CHAPITRE VI.- Dissolution, Liquidation

Article 31. Dissolution, liquidation

La Societe peut etre dissoute avant le terme prevu a l’article 4 des presents Statuts par une resolution de l’assemblee generale des actionnaires deliberant a la majorite des deux-tiers ( 2/3) des actions emises ou, le cas ecbeant, par la Loi pour toute modification des Statuts.

Lors de dissolution de la Societe, la liquidation s’effectuera par les soins du Gerant ou par toute autre personne (qui peut etre une personne physique ou une personne morale), proposee par le Gerant et nommee par l’assemblee generale des actionnaires, qui determinera leurs pouvoirs et leurs emoluments.

Apres paiement de toutes les dettes et charges de la Societe et de tous les frais de liquidation, le boni de liquidation sera reparti entre tous les detenteurs de Categorie A et les detenteurs de Categorie B conformement a la Loi et aux presents Statuts.

CHAPITRE VII.- LOI APPLICABLE

Article 32. Loi Applicable

Toutes les matieres qui ne sont pas regies par les presents Statuts seront soumises a la loi du 10 aout 1915 sur les societes commerciales, telle que modifiee.

Souscription et paiement

Les comparants ayant ainsi arrete les Statuts de la Societe, ont souscrit au nombre d’actions et ont libere en numeraire les montants ci apres enonces:

Actionnaires	Capital souscrit libere	et Nombre d’actions
1) Bottling Holdings (Luxembourg) Commandite S.C.A.	EUR 10,000,-	10,000 Actions de Categorie A
2) Bottling Holdings (Luxembourg) S.a r.l.	EUR 21.000,-	21,000 Actions de Categorie B

Total:	EUR 31.000,-	31,000

La preuve de tous ces paiements a ete rapportee au notaire instrumentant qui constate que les conditions prevues aux articles 26 et 103 de la loi du 10 aout 1915 sur les societes commerciales, telle que modifiee, ont ete respectees.

Frais

Les depenses, frais, remunerations et charges de toutes especes qui incombent a la Societe en raison de sa constitution sont estimes a environ 2.700,- EUR.

Dispositions transitoires

La premiere annee sociale commence a la date de constitution de la Societe et fmit le dernier jour de decembre 2007. L’assemblee generale annuelle se reunit done pour la premiere fois en 2008.

ASSEMBLES GENERALE EXTRAORDINAIRE

Les parties ci-dessus prenommees, representant la totalite du capital souscrit, se sont constitutes en assemblee generale extraordinaire a laquelle elles se reconnaissent dument convoquees.

Apres avoir verifie que la presente assemblee est regulierement constitute, l’assemblee a pris, chaque fois a l’unanimite, les resolutions suivantes:

1. DECIDE de fixer a trois (3) le nombre des membres du Conseil de Surveillance et de nommer les personnes suivantes en tant que membres du Conseil de Surveillance pour une periode prenant fin lors de l’assemblee generale ordinaire des actionnaires de la Societe qui approuvera les comptes annuels au 31 decembre 2009 :

•	Mr Bernard Escoyez, administrateur, residant au Rue de la Sarte, 1, B-1325 Dion-Le-Mont, Belgique

•	Mr Herman Schurmans, administrateur, residant au Zwaluwelaan, 13, B-3110 Rotselaar, Belgique

•	Mr Michel Looyens, administrateur, residant au Amerikalei, 206 B 6, B-2000 Anvers, Belgique.

2. DECIDE de fixer le siege social au L-1818 Howald, 2, rue des Jones, Grand Duche de Luxembourg.

3. DECIDE de nommer reviseurs d’entreprise de la Societe, pour une periode prenant fin lors de l’assemblee generale ordinaire qui approuvera les comptes annuels au 31 decembre 2009 :

•

Ernst & Young, une societe anonyme, regie par les lois du Grand Duche du Luxembourg, ayant son siege social au 7, Pare d’Activites Syrdall, L-5365 Munsbach, Grand Duche du Luxembourg, inscrite au Registre de Commerce et des Societes de Luxembourg sous le numero B-47.771.

Dont acte fait et passe a Luxembourg, dale qu’en tele des presenles. Le notaire soussigne qui comprend et parle la langue anglaise, declare par la presente qu’a la demande des comparants ci-avant, le present acte est redige en langue anglaise, suivi d’une version francaise, el qu’a la demande des memes comparants, en cas de divergences entre le texte anglais et le texte franfais, la version anglaise primera.

Lecture du present acte faite et interpretation donne’e aux comparants connus du notaire instrumentaire par leur nom, prenorn usuel, etat et demeure, ils ont signe avec Nous, notaire, le present acte.

Certificat de deblocage

Le notaire soussigne Paul DECKER, de residence A Luxembourg-Eich, certifie que la societe ci-avant a etc conxtiluce snivunt acte recu par son ministere en date de ce jour.

Luxembourg-Eich, le 13 juin 2007.